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                                                                    EXHIBIT 99.1
April 30, 1997

Egghead, Inc.
Attn:  President
22705 E. Mission
Seattle, WA  99019

    RE:  SHARES OF EGGHEAD COMMON STOCK

Dear Sir:

    In connection with the proposed acquisition (the "Merger") by Egghead, Inc. ("Egghead") of Surplus Software, Inc. ("Surplus"), of which I am a shareholder, pursuant to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), and as a material inducement to Egghead to enter into the Merger Agreement, I hereby agree that, from and after the Effective Time (as defined in the Merger Agreement), without the prior written consent of Egghead, I will not sell, transfer or otherwise dispose of any shares of Egghead capital stock received by me in the Merger or otherwise until after such time as financial results covering a period of at least 30 days of combined operations of Egghead and Surplus have been published by Egghead in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or press release or other announcement which includes the combined sales and net income of Egghead and Surplus.
                                            Very truly yours,

                                            /s/ Stephen M. Wood
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                                            Signature

                                            Stephen M. Wood
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                                            Name (typed or printed)